Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: April 29, 2014

HERITAGE FINANCIAL ANNOUNCES

FIRST QUARTER 2014 RESULTS

•	Diluted earnings per common share were $0.16 for the quarter ended March 31, 2014 compared to $0.04 for the linked-quarter ended December 31, 2013 and $0.19 for the prior year quarter ended March 31, 2013

•	Shareholders of both Heritage Financial Corporation and Washington Banking Company approved the merger of the two companies

•	A de novo branch in eastern Vancouver, Washington was opened in January 2014

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $2.5 million for the quarter ended March 31, 2014 compared to net income of $2.9 million for the quarter ended March 31, 2013 and $710,000 for the linked-quarter ended December 31, 2013. Net income for the quarter ended March 31, 2014 was $0.16 per diluted common share compared to $0.19 per diluted common share for the quarter ended March 31, 2013 and $0.04 per diluted common share for the linked-quarter ended December 31, 2013.

Proposed Merger with Washington Banking Company

On October 23, 2013, the Company and Washington Banking Company (“Washington Banking”) jointly announced the signing of a definitive agreement under which Heritage and Washington Banking will enter into a strategic merger to create one banking franchise. Washington Banking branches will adopt the Heritage Bank name in all markets, with the exception of six branches in Whidbey Island markets which will continue to operate using the Whidbey Island Bank name. The corporate headquarters of the combined company will be in Olympia, Washington.

Under the terms of the merger agreement, Washington Banking shareholders will receive 0.89000 shares of Heritage common stock and $2.75 in cash for each share of Washington Banking common stock. Upon consummation, the shareholders of Washington Banking will own approximately 46% of the combined company and the shareholders of Heritage will own approximately 54%.

On April 14 and April 15, 2014, respectively, the shareholders of Heritage and Washington Banking voted to approve the merger and it is anticipated that the merger will close on May 1, 2014.

Mr. Vance commented, “We are excited that the shareholders recognized the significant value created from this strategic partnership by approving the merger. The strategic partnership with Washington Banking Company is a transformational event for both companies. As noted in our original announcement, Washington Banking’s branches are all located north of Seattle and Heritage’s branches are located south of Seattle. The new consolidated company will have a total of 67 branches in Washington and Oregon. We look forward to continuing to building out and filling in our expanded footprint both organically and also with strategic acquisitions.”

Mr. Vance added, “The alliance also brings real synergies to our respective product offerings. Washington Banking brings strong consumer lending and mortgage banking products while both companies will be better positioned to serve their business and retail customers. Altogether, we believe this is going to be a positive event for our respective shareholders, customers and employees.”

2013 Initiatives

In addition to the proposed merger with Washington Banking, the following other 2013 initiatives impacted both the current and historical operating results of the Company:

•	On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (the “NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

•	On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank.

•	On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank. During the quarter ended December 31, 2013, four former Valley Bank branches were consolidated into other Heritage Bank branches.

•	During the quarter ended December 31, 2013, the Company completed a core system conversion of Heritage Bank.

•	During the quarter ended December 31, 2013, the Company consolidated three branches into other Heritage Bank branches.

Balance Sheet

The Company’s total assets increased slightly to $1.662 billion at March 31, 2014 from $1.659 billion at December 31, 2013.

Total originated loans receivable increased $16.6 million, or 1.7%, to $993.9 million at March 31, 2014 from $977.3 million at December 31, 2013. The increase from the prior period was primarily due to increases in non-owner occupied commercial real estate loans ($7.2 million), construction loans relating to five or more family residential and commercial properties ($4.7 million) and consumer loans ($2.5 million).

Total investment securities decreased $21.3 million, or 10.7%, to $178.0 million at March 31, 2014 from $199.3 million at December 31, 2013. The decrease is due to the sale of $40.3 million of investment securities and maturities and repayments of $7.6 million partially offset by purchases of $27.7 million. A net gain of $180,000 was recognized on the sale of the investment securities.

Total deposits increased $5.0 million, or 0.4%, to $1.404 billion at March 31, 2014 from $1.399 billion at December 31, 2013. Non-maturity deposits to total deposits were 78.8% at March 31, 2014 compared to 77.9% at December 31, 2013. In addition, noninterest demand deposits to total deposits were 25.1% at March 31, 2014 compared to 25.0% at December 31, 2013.

Total stockholders’ equity increased to $216.4 million at March 31, 2014 from $215.8 million at December 31, 2013. The $655,000 increase during the three months ended March 31, 2014 was primarily due to net income of $2.5 million, an increase of $491,000 in accumulated other comprehensive income, net, and $291,000 in stock-based compensation partially offset by $2.6 million in cash dividends declared. The Company’s ratio of tangible common equity to tangible assets was 11.4% and 11.3% at March 31, 2014 and December 31, 2013, respectively. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2014 of 11.5%, 15.3% and 16.5%, respectively, compared to 11.3%, 15.5%, and 16.8%, at December 31, 2013, respectively.

Credit Quality

The allowance for loan losses on originated loans increased $381,000, or 2.2%, to $17.5 million at March 31, 2014 from $17.2 million at December 31, 2013 as a result of $181,000 in net recoveries recognized during the quarter ended March 31, 2014 and a provision for loan losses of $200,000. Nonperforming originated loans to total originated loans increased to 0.89% at March 31, 2014 from 0.53% at December 31, 2013. Nonaccrual originated loans increased $3.7 million to $10.6 million ($8.8 million net of government agency guarantees) at March 31, 2014 from $6.9 million ($5.2 million net of government agency guarantees) at December 31, 2013. The increase in nonaccrual originated loans was due to an addition of $4.4 million in new nonaccrual loans partially offset by $629,000 of net principal reductions and $88,000 in transfers to other real estate owned. The increase is due substantially to one residential construction borrowing relationship in the amount of $4.2 million that was downgraded during the quarter ended March 31, 2014.

Mr. Vance added, “While our nonperforming loans increased during the quarter, we believe there is minimal potential exposure with this legacy borrower and that the related loans have been properly reserved for in the allowance for loan losses.”

The allowance for loan losses to nonperforming originated loans, excluding portions guaranteed by government agencies, was 199.2% at March 31, 2014 compared to 329.4% at December 31, 2013. Potential problem originated loans increased to $41.7 million at March 31, 2014 from $30.1 million at December 31, 2013 primarily as a result of a $4.6 million non-owner occupied commercial real estate loan which was downgraded to special mention and a $7.8 million five or more family residential and commercial construction loan which was downgraded to substandard during the quarter ended March 31, 2014. Restructured performing originated loans decreased to $18.7 million at March 31, 2014 compared to $20.4 million at December 31, 2013. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2014.

Nonperforming originated assets were $14.7 million ($12.9 million net of government agency guarantees), or 0.90% of total originated assets, at March 31, 2014, compared to $11.3 million ($9.6 million net of government agency guarantees), or 0.68% of total originated assets, at December 31, 2013. Other non-covered real estate owned decreased $275,000, or 6.3%, to $4.1 million at March 31, 2014 from $4.4 million at December 31, 2013. The decrease was primarily due to the disposition of three properties with sales proceeds totaling $520,000, resulting in a net gain of $27,000, partially offset by the addition of two properties totaling $218,000.

Operating Results

Net interest income increased $166,000, or 1.0%, to $16.7 million for the quarter ended March 31, 2014 compared to $16.6 million for the same period in 2013. The increase in net interest income was due to an increase in average interest earning assets (substantially attributable to the acquisitions in the prior year) partially offset by a decline in the net interest margin (substantially due to lower contractual loan note rates).

Heritage’s net interest margin for the quarter ended March 31, 2014 decreased 71 basis points to 4.48% from 5.19% for the same period in 2013 and decreased ten basis points from 4.58% in the linked-quarter ended December 31, 2013. The declines in net interest margin are due to a combination of lower contractual loan note rates and the decreasing impact of discount accretion on the acquired loan portfolios.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended March 31, 2014 was approximately 25 basis points compared to 72 basis points in the same quarter of the prior year and 38 basis points for the linked-quarter ended December 31, 2013. Interest reversals on nonaccrual originated loans reduced the net interest margin for the quarter ended March 31, 2014 by approximately four basis points compared to six basis points for the same quarter in the prior year and four basis points for the linked-quarter ended December 31, 2013.

The provision for loan losses on originated loans was $200,000 for the quarter ended March 31, 2014 compared to $495,000 for the quarter ended March 31, 2013 and $(100,000) for the linked-quarter ended December 31, 2013.

The Company had net recoveries on originated loans of $181,000 for the quarter ended March 31, 2014 compared to net charge-offs of $1.7 million for the quarter ended March 31, 2013 and net charge-offs of $104,000 for the linked-quarter ended December 31, 2013.

The provision for loan losses on purchased loans was $258,000 for the quarter ended March 31, 2014 compared to $363,000 for the same period in the prior year and $528,000 for the linked-quarter ended December 31, 2013.

As of the acquisition dates, purchased loans were recorded at their estimated fair values, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios are recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $935,000 for the quarter ended March 31, 2014 compared to $2.3 million for the same period in the prior year and $1.5 million for the linked-quarter ended December 31, 2013.

For the quarter ended March 31, 2014, the Company recognized $(37,000) of change in the FDIC indemnification asset compared to $(267,000) for the same period in the prior year and $155,000 for the linked-quarter ended December 31, 2013.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands)
Incremental accretion income over stated note rate(1)	$935	$1,464	$2,306
Change in FDIC indemnification asset	(37)	155	(267)
Provision for loan losses	(258)	(528)	(363)

Pre-tax earnings impact	$640	$1,091	$1,676

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our net interest margin was a respectable 4.48% for the first quarter of 2014. The net interest margin before incremental accretion income increased three basis points to 4.23% for the quarter ended March 31, 2014 compared to 4.20% for the linked-quarter ended December 31, 2013. This increase was due to a combination of higher yields on the investment securities portfolio and increased leveraging of the balance sheet (a higher percentage of average interest earning assets held in loans). Loan yields before incremental accretion income decreased five basis points to 5.22% for the quarter ended March 31, 2014 compared to 5.27% for the linked-quarter ended December 31, 2013. This compression is expected to continue in the short-term as the average rates on new loans are lower than the current average yield of the loan portfolio.”

Noninterest income was $2.3 million for the quarter ended March 31, 2014 compared to $2.2 million for the same period in 2013 and $2.4 million for the linked-quarter ended December 31, 2013. The $62,000, or 2.8%, increase in the quarter ended March 31, 2014 from the same period in the prior year was primarily due to an increase of $230,000 in the change in FDIC indemnification asset and the gain of $180,000 on sale of investment securities partially offset by a reduction of $399,000 in bargain purchase gain on the NCB Acquisition which occurred in the quarter ended March 31, 2013.

Noninterest expense was $14.8 million for the quarter ended March 31, 2014 compared to $13.7 million for the quarter ended March 31, 2013 and $18.5 million for the linked-quarter ended December 31, 2013.

Prior year initiatives had a significant impact on noninterest expense during 2013, and continue to impact 2014 expense levels. In addition to the ongoing expenses associated with the addition of branches and personnel from the NCB Acquisition and the Valley Acquisition, there were expenses associated with implementation of these and other initiatives undertaken during 2013. The following tables illustrate the expenses related to implementing these initiatives. The amounts reported represent identifiable costs paid to third-party providers as well as any retention bonuses or severance payments made in conjunction with these initiatives. The amounts do not include costs of additional staffing levels required to complete the initiatives. The first table reports these expenses by initiative and the second table reports these expenses by expense category.

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands)
Initiative
NCB Acquisition	$—	$8	$708
CVB Merger	—	89	123
Valley Acquisition	430	1,532	122
Core system conversion	22	703	—
Consolidation of existing branches	11	225	—
Proposed Washington Banking merger	330	657	—

Total Expense	$793	$3,214	$953

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands)
Expense Category
Compensation and employee benefits	$—	$310	$98
Occupancy and equipment	430	1,183	33
Data processing	14	771	506
Marketing	—	1	—
Professional services	313	921	316
Other expense	36	28	—

Total Expense	$793	$3,214	$953

The types of expenses associated with the significant expense categories in the table above are summarized as follows:

•	Compensation and employee benefits expense consisted substantially of retention bonus and severance amounts paid to transitional employees.

•	Occupancy and equipment expense consisted primarily of lease termination costs.

•	Data processing expense consisted of costs relating to the Company’s core system conversion as well as core system conversions of Northwest Commercial Bank and Valley Bank.

•	Professional services expense related to fees paid to: (1) financial advisors for the NCB Acquisition, the Valley Acquisition and the proposed Washington Banking merger, (2) attorney, accountant and consultant fees related to mergers and acquisitions, and (3) consultant fees relating to the core system conversion.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented “We continue to make positive progress with our strategic initiatives. In addition to several significant completions in 2013 we have been preparing for the WBCO integration as well as the WBCO system conversion which is anticipated to occur in the fourth quarter of 2014.”

Mr. Hinson added, “The benefit of the efficiency-related initiatives (core system conversion and branch consolidation) can be partially observed in the aggregate reduction of occupancy and equipment expenses and data processing expenses. The aggregate expenses in these areas for the quarter ended March 31, 2014 decreased $2.0 million from the linked-quarter ended December 31, 2013. Of this decrease, $1.5 million was a result of lower expenses related to the costs of implementing these initiatives.”

Income tax expense was $1.3 million for the quarter ended March 31, 2014 compared to $1.4 million for the comparable quarter in 2013 and $432,000 for the linked-quarter ended December 31, 2013. The effective tax rate was 33.3% for quarter ended March 31, 2014 compared to 32.0% for the comparable quarter in 2013 and 37.8% for the linked-quarter ended December 31, 2013. The increase in the effective tax rate from the prior year was due primarily to non-deductible expenses relating to the proposed Washington Banking merger.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 30, 2014 at 11:00 a.m., Pacific time. To access the call, please dial (800) 230-1085 a few minutes prior to 11:00 a.m., Pacific time. The call will be available for replay through May 14, 2014, by dialing (800) 475-6701 — access code 323877.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its wholly-owned banking subsidiary. Heritage Bank has thirty-six banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands)
Stockholders’ equity	$216,417	$215,762	$200,508
Less: goodwill and other intangible assets	30,824	30,980	14,139

Tangible common equity	$185,593	$184,782	$186,369

Total assets	$1,662,473	$1,659,038	$1,447,080
Less: goodwill and other intangible assets	30,824	30,980	14,139

Tangible assets	$1,613,649	$1,628,058	$1,432,941

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank. Valley Community Bancshares and the proposed Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013
Assets
Cash on hand and in banks	$40,042	$40,162	$34,129
Interest earning deposits	114,353	90,238	108,286

Cash and cash equivalents	154,395	130,400	142,415
Other interest earning deposits	15,150	15,662	3,819
Investment securities available for sale	138,794	163,134	147,148
Investment securities held to maturity	39,208	36,154	10,933
Loans held for sale	—	—	729
Originated loans receivable, net	993,911	977,285	887,111
Less: Allowance for loan losses	(17,534)	(17,153)	(17,912)

Originated loans receivable, net of allowance for loan losses	976,377	960,132	869,199
Purchased covered loans receivable, net of allowance for loan losses of $6,567, $6,167 and $4,710	54,907	57,587	81,375
Purchased non-covered loans receivable, net of allowance for loan losses of $5,286, $5,504 and $4,925	176,366	185,377	104,916

Total loans receivable, net	1,207,650	1,203,096	1,055,490
FDIC indemnification asset	3,969	4,382	5,353
Other real estate owned ($182, $182 and $367 covered by FDIC shared-loss agreements, respectively)	4,284	4,559	5,263
Premises and equipment, net	33,907	34,348	25,962
Federal Home Loan Bank stock, at cost	5,666	5,741	5,533
Accrued interest receivable	5,180	5,462	4,721
Prepaid expenses and other assets	23,446	25,120	25,575
Goodwill and other intangible assets	30,824	30,980	14,139

Total assets	$1,662,473	$1,659,038	$1,447,080

Liabilities and Stockholders’ Equity
Deposits	$1,404,214	$1,399,189	$1,225,112
Securities sold under agreement to repurchase	28,790	29,420	12,029
Accrued expenses and other liabilities	13,052	14,667	9,431

Total liabilities	1,446,056	1,443,276	1,246,572

Common stock	138,874	138,659	122,054
Retained earnings	78,214	78,265	77,038
Accumulated other comprehensive (loss) income, net	(671)	(1,162)	1,416

Total stockholders’ equity	216,417	215,762	200,508

Total liabilities and stockholders’ equity	$1,662,473	$1,659,038	$1,447,080

Common stock, shares outstanding	16,211,537	16,210,747	15,148,304

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income:
Interest and fees on loans	$16,451	$17,378	$16,756
Taxable interest on investment securities	639	618	373
Nontaxable interest on investment securities	436	436	335
Interest and dividends on other interest earning assets	87	120	57

Total interest income	17,613	18,552	17,521

Interest expense:
Deposits	854	888	937
Other borrowings	18	18	9

Total interest expense	872	906	946

Net interest income	16,741	17,646	16,575
Provision for loan losses on originated loans	200	(100)	495
Provision for loan losses on purchased loans	258	528	363

Net interest income after provision for loan losses	16,283	17,218	15,717

Noninterest income:
Bargain purchase gain on bank acquisition	—	—	399
Service charges and other fees	1,398	1,542	1,353
Merchant Visa income, net	245	219	172
Change in FDIC indemnification asset	(37)	155	(267)
Gain on sale of investment securities, net	180	—	—
Other income	521	513	588

Total noninterest income	2,307	2,429	2,245

Noninterest expense:
Compensation and employee benefits	8,011	8,392	7,589
Occupancy and equipment	2,617	3,619	1,920
Data processing	996	1,997	1,136
Marketing	505	410	326
Professional services	830	1,404	1,030
State and local taxes	249	274	279
Impairment loss on investment securities, net	8	11	2
Federal deposit insurance premium	252	257	233
Other real estate owned, net	52	570	(104)
Amortization of intangible assets	156	156	115
Other expense	1,103	1,415	1,193

Total noninterest expense	14,779	18,505	13,719

Income before income taxes	3,811	1,142	4,243
Income tax expense	1,268	432	1,358

Net income	$2,543	$710	$2,885

Basic earnings per common share	$0.16	$0.04	$0.19
Diluted earnings per common share	$0.16	$0.04	$0.19
Average number of common shares outstanding	16,017,038	16,007,330	14,942,193
Average number of diluted common shares outstanding	16,026,802	16,017,109	14,958,189

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Performance Ratios:
Efficiency ratio	77.59%	92.18%	72.90%
Return on average assets	0.62%	0.17%	0.83%
Return on average equity	4.74%	1.30%	5.83%
Average Balances:
Loans, including purchased loans	$1,205,416	$1,198,464	$1,041,351
Taxable investment securities	127,863	127,941	106,225
Nontaxable investment securities	73,096	74,074	53,927
Other interest earning assets	109,826	122,160	91,174
Total interest earning assets	1,516,201	1,528,580	1,292,677
Total assets	1,652,894	1,676,801	1,406,634
Interest bearing deposits	1,049,228	1,055,556	917,263
Securities sold under agreement to repurchase	27,649	28,090	13,486
Total interest bearing liabilities	1,076,877	1,083,646	930,749
Noninterest bearing deposits	343,826	363,031	262,967
Total equity	217,721	217,606	200,763
Tangible common equity	186,802	186,528	186,571
Net Interest Spread:
Yield on loans, net	5.53%	5.75%	6.53%
Yield on taxable investment securities	2.03%	1.90%	1.45%
Yield on nontaxable investment securities	2.42%	2.36%	2.47%
Yield on other interest earning assets	0.32%	0.35%	0.25%
Yield on interest earning assets	4.71%	4.82%	5.50%
Cost of interest bearing deposits	0.33%	0.33%	0.41%
Cost of securities sold under agreement to repurchase	0.26%	0.26%	0.28%
Cost of interest bearing liabilities	0.33%	0.33%	0.41%
Net interest spread	4.38%	4.49%	5.09%
Net interest margin	4.48%	4.58%	5.20%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$17,153	$17,357	$19,125
Provision for loan losses	200	(100)	495
Net recoveries (charge-offs):
Commercial business	232	(77)	(1,527)
One-to-four family residential	—	—	—
Real estate construction	—	—	(83)
Consumer	(51)	(27)	(98)

Total net recoveries (charge-offs)	181	(104)	(1,708)

Allowance balance, end of period	$17,534	$17,153	$17,912

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$6,167	$5,972	$4,352
Net charge-offs	(79)	(33)	—
Provision for loan losses	479	228	358

Allowance balance, end of period	$6,567	$6,167	$4,710

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$5,504	$5,426	$5,117
Net recoveries (charge-offs)	3	(222)	(197)
Provision for loan losses	(221)	300	5

Allowance balance, end of period	$5,286	$5,504	$4,925

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Other Real Estate Owned:
Balance, beginning of period	$4,559	$4,129	$5,666
Additions from foreclosures	218	1,234	—
Additions from acquisition	—	—	2,279
Proceeds from dispositions	(520)	(413)	(2,961)
Gain (loss) on sales	27	(43)	172
Valuation adjustments	—	(348)	107

Balance, end of period	$4,284	$4,559	$5,263

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	March 31, 2014	December 31, 2013	March 31, 2013
Financial Measures:
Book value per common share	$13.35	$13.31	$13.24
Tangible book value per common share	$11.45	$11.40	$12.30
Stockholders’ equity to total assets	13.0%	13.0%	13.9%
Tangible common equity to tangible assets	11.4%	11.3%	13.0%
Tier 1 leverage capital to average assets	11.5%	11.3%	13.3%
Tier 1 capital to risk-weighted assets	15.3%	15.5%	17.8%
Total capital to risk-weighted assets	16.5%	16.8%	19.1%
Net loans to deposits ratio	86.0%	86.0%	86.2%
Deposits per branch	$39,006	$39,977	$36,033
Assets per full-time equivalent employees	$4,644	$4,448	$4,146

	As of Period End
	March 31, 2014	December 31, 2013	March 31, 2013
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$6,157	$5,524	$6,927
One-to-four family residential	334	340	586
Real estate construction and land development	4,074	1,045	6,085
Consumer	62	38	47

Total nonaccrual originated loans(1)(2)	10,627	6,947	13,645

Other non-covered real estate owned	4,102	4,377	4,896

Nonperforming originated assets	$14,729	$11,324	$18,541

Restructured performing originated loans(3)	$18,710	$20,439	$16,588
Accruing originated loans past due 90 days or more(4)	—	6	—
Potential problem originated loans(5)	41,650	30,102	25,059
Allowance for loan losses on originated loans to:
Total originated loans	1.76%	1.76%	2.02%
Nonperforming originated loans(6)	199.15%	329.40%	151.00%
Nonperforming originated loans to total originated loans(6)	0.89%	0.53%	1.34%
Nonperforming originated assets to total originated assets(6)	0.90%	0.68%	1.33%

(1)	$3.7 million, $2.5 million and $8.9 million of originated nonaccrual loans were considered troubled debt restructurings at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
(2)	$1.8 million, $1.7 million and $1.8 million of originated nonaccrual loans were guaranteed by government agencies at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
(3)	$1.2 million of restructured performing originated loans were guaranteed by government agencies at each March 31, 2014, December 31, 2013 and March 31, 2013.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at March 31, 2014, December 31, 2013 and March 31, 2013.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $1.4 million, $1.8 million and $2.5 million of originated potential problem loans were guaranteed by government agencies at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2014		December 31, 2013		March 31, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$284,949	28.7%	$283,075	29.0%	$269,174	30.4%
Owner-occupied commercial real estate	209,286	21.1%	211,287	21.6%	193,518	21.8%
Non-owner occupied commercial real estate	361,602	36.4%	354,451	36.3%	285,963	32.2%

Total commercial business	855,837	86.2%	848,813	86.9%	748,655	84.4%
One-to-four family residential	40,866	4.1%	39,235	4.0%	39,111	4.4%
Real estate construction and land development:
One-to-four family residential	19,302	1.9%	18,593	1.9%	23,003	2.6%
Five or more family residential and commercial properties	49,929	5.0%	45,184	4.6%	50,658	5.7%

Total real estate construction and land development	69,231	6.9%	63,777	6.5%	73,661	8.3%
Consumer	30,599	3.1%	28,130	2.9%	27,928	3.1%

Gross originated loans	996,533	100.3%	979,955	100.3%	889,355	100.2%
Deferred loan fees, net	(2,622)	(0.3)%	(2,670)	(0.3)%	(2,244)	(0.2)%

Originated loans, net	993,911	100.0%	977,285	100.0%	887,111	100.0%

Purchased covered loans	61,474		63,754		86,085
Purchased non-covered loans	181,652		190,881		109,841

Total loans, net of net deferred loan fees	$1,237,037		$1,231,920		$1,083,037

	March 31, 2014		December 31, 2013		March 31, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$353,043	25.1%	$349,902	25.0%	$273,874	22.3%
NOW accounts	350,182	24.9%	352,051	25.2%	303,458	24.8%
Money market accounts	235,541	16.8%	232,016	16.6%	209,857	17.1%
Savings accounts	167,988	12.0%	155,790	11.1%	137,975	11.3%

Total non-maturity deposits	1,106,754	78.8%	1,089,759	77.9%	925,164	75.5%
Certificates of deposit	297,460	21.2%	309,430	22.1%	299,948	24.5%

Total deposits	$1,404,214	100.0%	$1,399,189	100.0%	$1,225,112	100.0%

	As of Period End
	March 31, 2014	December 31, 2013	March 31, 2013
Other Data:
Total assets	$1,662,473	$1,659,038	$1,447,080
Total deposits	$1,404,214	$1,399,189	$1,225,112
Number of branches	36	35	34
Number of full-time equivalent employees	358	373	349

HERITAGE FINANCIAL CORPORATION

QUARTERLY FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Earnings:
Net interest income	$16,741	$17,646	$17,581	$15,940	$16,575
Provision for loan losses on originated loans	200	(100)	150	345	495
Provision for loan losses on purchased loans	258	528	928	963	363
Noninterest income	2,307	2,429	2,582	2,357	2,245
Noninterest expense	14,779	18,505	14,285	13,007	13,719
Net income	2,543	710	3,290	2,690	2,885
Basic earnings per common share	0.16	0.04	0.20	0.18	0.19
Diluted earnings per common share	0.16	0.04	0.20	0.18	0.19
Average Balances:
Loans, including purchased loans	$1,205,416	$1,198,464	$1,191,572	$1,065,465	$1,041,351
Investment securities	200,959	202,015	198,984	162,796	160,152
Total interest earning assets	1,516,201	1,528,580	1,492,556	1,325,686	1,292,677
Total assets	1,652,894	1,676,801	1,635,852	1,436,979	1,406,634
Interest bearing deposits	1,049,228	1,055,556	1,057,102	938,527	917,263
Noninterest bearing deposits	343,826	363,031	333,648	273,307	262,967
Total equity	217,721	217,606	215,707	202,371	200,763
Financial Ratios:
Return on average assets	0.62%	0.17%	0.80%	0.75%	0.83%
Return on average equity	4.74%	1.30%	6.05%	5.33%	5.83%
Efficiency ratio	77.59%	92.18%	70.85%	71.09%	72.90%
Net interest margin	4.48%	4.58%	4.67%	4.82%	5.20%

	As of Period End
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Balance Sheet:
Total assets	$1,662,473	$1,659,038	$1,674,417	$1,425,635	$1,447,080
Loans, including purchased loans	1,207,650	1,203,096	1,208,082	1,086,453	1,055,490
Investment securities	178,002	199,288	202,339	156,233	158,081
Deposits	1,404,214	1,399,189	1,425,985	1,196,531	1,225,112
Noninterest bearing demand deposits	353,043	349,902	361,743	274,256	273,874
Total equity	216,417	215,762	216,595	200,525	200,508
Financial Measures:
Book value per common share	$13.35	$13.31	$13.36	$13.19	$13.24
Tangible book value per common share	$11.45	$11.40	$11.44	$12.26	$12.30
Tangible common equity to tangible assets	11.4%	11.3%	11.3%	13.2%	13.0%
Net loans to deposits	86.0%	86.0%	84.7%	90.8%	86.2%
Deposits per branch	$39,006	$39,977	$33,952	$35,192	$36,033
Assets per full-time equivalent employees	$4,644	$4,448	$4,035	$3,949	$4,146
Credit Quality Metrics:
Allowance for loan losses on originated loans to:
Total originated loans	1.76%	1.76%	1.80%	1.91%	2.02%
Nonperforming originated loans	199.15%	329.40%	221.68%	182.81%	151.00%
Nonperforming originated loans to total originated loans	0.89%	0.53%	0.81%	1.05%	1.34%
Nonperforming originated assets to total originated assets	0.90%	0.68%	0.83%	1.06%	1.33%